EXHIBIT 10(c)


American Business Corporation
-------------------------------------------------------------------------
                                           477 Madison Avenue, 12th Floor
                                           New York, NY 10022
                                           (212) 308-8700
                                           (212) 308-3997 fax
July 12, 2004

Robert C. and Patricia D. Lau
160 East 83rd Street
New York, NY 10028

Re: 	Letter of Intent for Acquisition of Clayton, Dunning and
        Company, Inc.

Dear Mr. and Mrs. Lau:

This letter of intent (the "Letter") sets forth the principal terms pursuant to which American Business Corporation f/k/a Logistics Management Resources, Inc., a publicly owned and traded Colorado corporation ("AMBC"), Kenneth E. Sidler, residing at 149 Linden Avenue, Emerson, NJ 07630 ("Sidler"), Ara Proudian, residing at 93 Berian Road, New Rochelle, NY 10804 ("Proudian") and Chris Messalas residing at 20 Carlton Place, Staten Island, NY 10301 ("Messalas") propose to acquire control of Clayton, Dunning and Company, Inc., a Florida corporation (the "Firm") and a broker dealer registered with the National Association of Securities Dealers, Inc. ("NASD"). AMBC, Sidler, Proudian and Messalas are hereinafter collectively referred to as the "Buyers". In a step transaction, the Buyers shall purchase an aggregate of 1,000 issued and outstanding shares of the Firm's common stock, $.001 par value per share, (the "Shares") from Robert C. Lau and Patricia D. Lau, as Tenants by the Entirety (collectively the "Sellers"). In addition, AMBC shall: (i)
make available to the Firm a short term loan of a maximum of $125,000 (the "Pre-Closing Facility"); and (ii) make a $125,000 capital contribution to the Firm (the "Contribution"). The Sellers shall: (i) grant to the Buyers the exclusive and irrevocable right to nominate and appoint such number of directors to the Firm's Board of Directors as shall equal 65% thereof; (ii) covenant and agree to vote their shares of the Firm's common stock in favor of the Buyers' nominees; and grant to AMBC a security interest in the Shares as collateral for the Pre-Closing Facility. The foregoing matters are hereinafter collectively referred to
as the "Transaction."   This Letter will serve to confirm our current
mutual understanding regarding the principal business points of the Transaction. The definitive terms of the Transaction will be set forth in the Definitive Agreements (as that term is defined in Section 4 of this Letter). The initial drafts of the Definitive Agreements will be prepared by AMBC and will contain the following provisions:

1. Purchases of the Shares and the Put Shares. Pursuant to the terms and conditions set forth below, AMBC will purchase 350 Shares from the Sellers for $35.00, Sidler, Proudian and Messalas (collectively the "Employees") shall collectively purchase 300 Shares from the Sellers for $30.00, and the Firm shall purchase the remaining 350 Shares (the "Put Shares") from the Sellers at their fair market value as hereinafter described. The Shares and the Put Shares shall collectively represent 100% of the issued and outstanding shares of voting, common stock of the Firm.

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The purchase of the Shares shall take place at stepped closings
(collectively the "Closing") at the offices of AMBC as follows: (i) within three days after the Firm's settlement with Eric M. Westbury as provided in Section 9.B, AMBC shall purchase 200 Shares by tendering $20.00 to the Sellers and the Employees shall purchase 300 Shares by tendering $30.00 to the Sellers; and (ii) within three days after the Transaction has been approved by the NASD, AMBC shall purchase 150 Shares by tendering $15.00 to the Sellers.

The purchase of the Put Shares shall take place at the offices of AMBC on the earlier of: (i) the death or disability of Robert C. Lau ("Lau");
(ii) upon Lau's or his estate's written demand; or (iii) the expiration of five years from the date of this Letter by the furnishing of written notice (the "Put Exercise Notice"). The purchase price for the Put Shares shall be equal to the fair market value thereof as determined by a professional independent third party appraiser reasonably acceptable to AMBC, the Employees and the Sellers (the "Appraiser") whose determination shall be binding. The Put Exercise Notice shall set a closing date (the "Put Closing Date") not more than six months after the date of the Put Exercise Notice and shall set a time and date between ten and 30 days after the date of the Put Exercise Notice, when AMBC, the Employees and the Sellers shall meet to choose the Appraiser. In the event of the failure to agree upon the Appraiser, the selection of the Appraiser shall be submitted to and settled by binding arbitration in New York City as provided in Section14. At the Put Closing date, the Firm shall purchase the Put Shares from the Sellers via certified, cashier's check or Federal wire transfer.

The purchases of the Shares and the Put Shares are and shall be explicitly conditioned upon:(i) the Firm's settlement with Eric M. Westbury as provided in Section 9.B; (ii) the execution of the Definitive Agreements as provided in Section 4.; and (iii) the execution of the Employment Agreements and the Consulting Agreement as provided in
Section 9.A (the "Closing").

2. The Escrow. The Shares and the Put Shares shall have been deposited in escrow with Snow Becker Krauss, Esqs., 605 Third Avenue, New York, NY (the "Escrowee"), pursuant to the terms of an Escrow Agreement among the Sellers, the Escrowee and the Firm, which is attached to a Loan Agreement dated July 12, 2004 among the Sellers, the Firm and AMBC. The Shares and the Put Shares shall be delivered to the respective recipients out of escrow by the Escrowee at the Closing and the Put Closing.

3. The Pre-Closing Facility. Simultaneously with the execution of this Letter, AMBC shall make the Pre-Closing Facility available to the Firm as follows: (i) $50,000 on the date this Letter is executed by all of the signatories hereto, and $75,000 on the second business day thereafter. The Pre-Closing Facility shall be represented by a written Loan Agreement among AMBC, the Firm and the Sellers as Co-Makers with an attached 10% secured promissory note and escrow agreement with the Sellers' counsel (collectively the "Loan Agreement"). The obligation of the Firm to repay the Pre-Closing Facility shall be secured by all of the Sellers' right, title and interest in the Shares and the Option Shares.

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

4. Definitive Agreement.   As hereinafter enumerated in Section 8, the
Transaction is subject to and conditioned upon: (i) the negotiation, execution and delivery of (i) a definitive stock purchase agreement, option agreement, and escrow agreement (collectively the "Definitive Agreements"); (ii) the Employees' and Lau's respective execution of the Employment Agreements and the Consulting Agreement defined in Section 9.N;
(iii) Firm's satisfactory resolution of any obligation it may have under an agreement with Eric M. Westbury including the exchange of general releases and the return of Mr. Westbury's shares of the Firm's common stock representing a 20% equity interest in the Firm which shall be delivered into escrow with the Escrowee as additional collateral for the Pre-Closing Facility; (iv) the Firm's negotiation, execution and delivery of a definitive stockholders agreement among the Employees, AMBC and Lau;
(v) the approval of the Transaction by the NASD; and (vi) the other conditions precedent enumerated in Section 9.N. The first five conditions precedent enumerated above are hereinafter collectively referred to as the "Major Conditions". The Definitive Agreements shall contain the basic terms and conditions set forth herein, together with such other representations, warranties, covenants, terms, indemnities, and conditions as would be usual and customary for transactions of the nature contemplated and which are mutually agreeable to the parties, including, without limitation, the making of all necessary filings and the obtaining of all necessary approvals or consents from third parties required to consummate the proposed Transaction. The execution and delivery of the Definitive Agreements by AMBC and the Firm shall be subject to the approval of their respective boards of directors. Furthermore, the closing of the Transaction shall be subject to the approval of and all regulatory authorities, including the NASD. In the event that the Definitive Agreements are not executed on or before August 31, 2004 (unless otherwise extended by the parties), this Letter shall be deemed terminated and of no further force and effect. The termination of this Letter shall not have any effect upon AMBC's rights under the Loan Agreement. In the event the NASD does not approve of the Transaction, AMBC and the Firm shall have the right and option of assigning their respective rights hereunder to a third party or parties reasonably acceptable to a majority of the Employees and Lau as a group.

5. The Contribution. The obligation of AMBC to make the Contribution shall be contingent upon the due execution and delivery of the Definitive Agreements and the full and faithful compliance by the relevant parties with the Major Conditions. The Contribution shall be made within three business days after: (i) the date that the Firm shall have settled with Eric M. Westbury as provided in Section 9.B (ii) the due execution and delivery of the Definitive Agreements; and (iii) the full and faithful compliance by the relevant parties with each of the other Major Conditions and AMBC's purchase of the 150 Shares.


6. Due Diligence Investigations. Both the Sellers and the Buyers shall have initiated, conducted and concluded, at their own expense, their respective due diligence investigations into the business, financial, and legal affairs of the other party prior to the execution of the Definitive Agreements. From the date hereof until the execution of Definitive Agreements, each party shall provide the other with reasonable access during ordinary business hours to its personnel, facilities and systems, in order to enable such party to examine and evaluate said products and services. Any party

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

undertaking such an evaluation shall use its best efforts to minimize any business disruption resulting there from.

7. Standstill. For a period of thirty (30) days commencing on the execution date of this Letter, the Buyers, the Sellers, and the Firm
(and their officers, directors, shareholder, employees, registered representatives or affiliates) will not directly or indirectly, (i) solicit, initial or encourage submission of proposals or offers from any person relating to (x) any acquisition or purchase of all or a substantial portion of the assets of, or any equity interest in, the Firm, or any merger, consolidation, business combination or similar transaction with such parties, or (y) any other transaction incompatible with the proposed Transaction, or (ii) participate in any discussions or negotiations regarding, or furnish to any other person any confidential information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage, any effort or attempt by the Firm or any other person to do or seek any of the foregoing, and will promptly terminate any such pending discussions and will promptly notify AMBC if the Firm receives any indications of interest or offer or request for information with respect to any of the foregoing.

8. No Public Announcement. The Transaction contemplated in this Letter shall not be the subject of any press release or other public announcement unless and until the consent and timing of the same shall be approved by in writing by the Sellers and the Buyers. Except as otherwise required by law, such as by the rules and regulations of the NASD, no party shall issue or make any such public statement without the prior written consent of the other party.

9. Conditions Precedent to the Buyer's Obligation. The Buyers' obligation to proceed with the Transaction and to execute the Definitive Agreements is subject to the performance by the Sellers' and/or the Firm of the following conditions precedent:

  A. Employment Agreements and Consulting Agreement. Prior to the Closing, the Firm shall have entered into five year written employment agreements with the Employees containing non-competition restrictions (the "Employment Agreements"). In addition, and prior to the Closing, the Firm shall have entered into a five year written consulting agreement in form and substance reasonably satisfactory to the Buyers with Lau as the Firm's Chairman, Chief Executive Officer and Director of Investment Banking (the "Consulting Agreement");

  B. Retirement of Outstanding Shares. As soon as possible following the execution of this Letter, and pursuant to an agreement that shall be deemed effective as of June 30, 2004, the Sellers' shall cause Eric M. Westbury

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and/or Charleston Capital, LLC to surrender to the Firm a certificate or certificates representing an aggregate of 200 issued and outstanding shares of the Firm's common stock, $.001 par value per share and obtain a general release from Mr. Westbury. Such certificate(s) shall be in transferable form endorsed in blank with Medallion signature guaranteed or with irrevocable stock power attached and endorsed in blank with Medallion signature guaranteed. In the event the shares are owned of record by Charleston Capital, LLC, the certificate(s) shall be accompanied by certified resolutions of the Manager(s) of Charleston Capital, LLC;

  C. Focus Reports. Within five days from the execution of this Letter, the Sellers and/or the Firm shall have prepared and shall have delivered to the Buyers a copy of all Focus Reports filed with the NASD since January 1, 2003 through the termination of this Letter or the Closing;

  D. Form BD. Within five days from the execution of this Letter, the Sellers and/or the Firm shall have prepared and shall have delivered to the Buyers a copy of the Firm's Form BD as filed with the NASD, together with all amendments thereto through the termination of this Letter or the Closing;

  E. Membership Agreement. Within five days from the execution of this Letter, the Sellers and/or the Firm shall have prepared and shall have delivered to the Buyers a copy of the Firm's Membership Agreement with the NASD, together with all amendments thereto through the termination of this Letter or the Closing;

  F. Clearing Agreement. Within five days from the execution of this Letter, the Sellers and/or the Firm shall have prepared and shall have delivered to the Buyers a copy of the Firm's fully disclosed Clearing Agreement with The First Southwest Company, Inc.;

  G. Form U-4. Within five days from the execution of this Letter, the Sellers and/or the Firm shall have prepared and shall have delivered to the Buyers a copy of the Form U-4 filed with the NASD by each registered individual employed by the Firm together with all amendments thereto through the termination of this Letter or the Closing;

  H. Financial Statements. Within five days from the execution of this Letter, the Sellers and/or the Firm shall have prepared and shall have delivered to the Buyers a copy of: (i) the audited financial statements and notes thereto covering the three most recent fiscal years as filed with the NASD (the "Firm Audited Financial Statements"); and (ii) unaudited financial statements for the three months ended March 31, 2004 (the "Firm Unaudited Financial Statements"). The Firm Audited Financial Statements and the Firm Unaudited Financial Statements shall be prepared in accordance with generally accepted accounting principles consistently applied and the subject of an unqualified opinion of a recognized firm of independent certified public accountants

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

reasonably acceptable to the Buyers, and shall conform to all applicable requirements of the NASD;

  I. Government Correspondence. Within five days from the execution of this Letter, the Sellers and/or the Firm shall have delivered to the Buyers a copy of any and all correspondence between the Firm, and/or the Sellers and the NASD or the Securities and Exchange Commission (the "SEC") through the termination of this Letter or the Closing;

  J. No Material Adverse Change. From the date of this Letter through the Closing, there shall have been no material adverse change to the financial affairs or business condition of the Firm;

  K. No Common Stock Equivalents. From the date of this Letter through the Closing, the Firm shall not have any Common Stock Equivalents issued or outstanding. For the purposes of the foregoing, the phrase "Common Stock Equivalents" shall mean any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from the Firm, or obligating the Firm to issue, any shares of common stock or any securities convertible into or exchangeable for such shares;

  L. No Additional Liabilities. From the date of this Letter through the Closing, the Firm will have no liabilities other than those incurred in the normal course of business and set forth in the Firm Audited or Unaudited Financial Statements,

  M. Third Party Consents. From the date of this Letter through the Closing, the Firm shall have obtained any third-party consents deemed necessary by the Buyers to effectuate the Transaction, including, without limitation, from government agencies, lenders, creditors, vendors, lessors and licensors. In this regard, and as soon as practicable following the execution of this Letter, the Firm shall notify the New York District Office of the NASD of the parameters of the Transaction and inquire whether the same constitutes a material event within the context of the Firm's Membership Agreement;

  N. Due Diligence. On the Closing, the Buyers shall have completed to their satisfaction a due diligence review and investigation into the business and affairs of the Firm, and the Sellers;

  O. Capitalization. From the date of this Letter through the Closing, the Firm shall have an authorized capitalization comprised of 1,000 shares of common stock, $.001 par value per share, of which all 1,000 shares shall be issued and outstanding. The Firm shall not have any other class of authorized or issued securities, nor shall it have any issued or outstanding Common Stock Equivalents. All issued and outstanding shares of the Firm shall be converted or exchanged for an equivalent interest in the limited liability company discussed in Subparagraph S. below;

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  P. Accounting.  Within five days from the execution of this Letter, the
Sellers and/or the Firm shall have delivered to the Buyers an accounting of all monies contributed to the Firm and/or the Sellers by Eric M. Westbury, the use and application thereof by the Firm and/or the Sellers and all monies due and owing to Mr. Westbury. This accounting shall determine the financial parameters of the Firm's obligation to reacquire the Westbury Shares;

  Q. Licenses. Within five days from the execution of this Letter, the Sellers and/or the Firm shall have delivered to the Buyers copies of all NASD licenses held by the Firm's executive officers and principals, which licenses shall be in full force and effect on the Closing;

  R. Minimum Working Capital. Between the date of this Letter and the Closing, the Sellers shall covenant and agree to maintain the Firm's working capital at 50% of the amount of the Pre-Closing Facility;

  S. No Material Changes. In the Definitive Agreements, the Sellers shall covenant and agree not to vote for or initiate any material change in the business and affairs of the Firm or the manner in which the Firm conducts business without the prior written consent of the Buyers, which consent shall not be unreasonably withheld. For the purposes of this Letter, the initiation of trading for its own behalf and the making of markets in securities shall be deemed to be material changes;

  T. Conversion to LLC. In the Definitive Agreements, the Sellers shall covenant and agree that as soon as practicable following the Firm's settlement with Eric M. Westbury, the Sellers shall cause the Firm to convert from an S Corporation to a limited liability company (the "LLC"). Each shareholder of the Firm shall become a member of the LLC and each member of the Firm's Board of Directors shall become a manager of the LLC;

  U. General Release.   On the Closing, the Sellers shall cause Eric M.
Westbury and/or Charleston Capital, LLC to have delivered a duly executed form of general release to the Firm and the Sellers in such form as shall be reasonably acceptable to counsel for the Buyers.


10. Conditions Precedent to the Seller's Obligation. The obligation of the Sellers to proceed with the Transaction and to execute the Definitive Agreements is subject to the performance by the Buyers with the following conditions precedent;

  A. Purchase Price. Upon the execution of this Letter, AMBC shall have paid the initial advance of $50,000 due as the Pre-Closing facility by cash, wire, or certified check; and shall thereafter timely complete the second advance of $75,000;

  B. Due Diligence. On the Closing, the Seller's shall have completed to their satisfaction a due diligence review and investigation into the business and affairs of the Buyers; and

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  C. Loan Agreement.  Simultaneously with the execution of this Letter, the Sellers shall have executed the Loan Agreement, the annexed 10% secured promissory note, and delivered the Shares and the Put Shares to the Escrowee (as that term is defined in the Escrow Agreement annexed to the Loan Agreement as Exhibit B).

11. Confidentiality. The parties acknowledge that in the course of creating Definitive Agreements relating to the subject matter hereof, each party (for purposes hereof, the "Disclosing Party") may consider it necessary or appropriate to furnish to the other (the "Receiving Party") proprietary and/or non-public information regarding the business, affairs or operations of the Disclosing Party. All information and data so acquired by the Receiving Party under this letter agreement or in contemplation of the creation of the definitive agreements shall be and shall remain the exclusive property of the Disclosing Party. The Receiving Party shall keep, and shall use its best efforts to have its employees and agents keep, any and all such information and data confidential, and shall not copy or publish or disclose it to others, or authorize its employees, agents or anyone else to copy, publish or disclose it to others, without the Disclosing Party's prior written approval. The Receiving Party shall return all tangible confidential information to the Disclosing Party at the request of the Disclosing Party. The foregoing obligations of confidentiality shall not apply to information which (i) is received from a third party who is not subject to confidentiality obligations with respect to such information, (ii) is or becomes part of public or industry knowledge through no action or omission of the Receiving Party, or (iii) is required to be disclosed pursuant to law or judicial process. The obligations set forth in this Paragraph 9 shall survive until the later of (i) the second anniversary of the date of execution of this Letter or (ii) two years from the date of execution of the Definitive Agreements.

12. Expenses. Each of the Buyers, AMBC and the Sellers will bear their own expenses and fees for lawyers and other professionals related to the Transaction contemplated hereby.

13. Acceptance. This letter must be accepted by the Sellers by delivery to the Buyers and AMBC of a signed counterpart of this letter on or before 5:00 p.m., New York City time, on July 12, 2004.

14. Binding Arbitration. It is expressly agreed and understood that in the event AMBC, the Employees and Lau are unable to agree upon an Appraiser as enumerated in Section 1, the selection of the Appraiser shall be settled by binding arbitration according to the Commercial Arbitration Rules of the American Arbitration Association located in the City of New York before a single arbitrator. The decision of the arbitrator will be final and shall be enforceable in any court of competent jurisdiction. AMBC, the Employees and Lau agree and consent that service of process in any such arbitration proceeding outside the City of New York shall be tantamount to service in person within City of New York and shall confer personal jurisdiction on the American Arbitration Association. In resolving all disputes between AMBC, the Employees and Lau, the arbitrator will apply the law of the State of New York. The arbitrator is, by this

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Agreement, directed to conduct the arbitration hearing no later than three (3) months from the service of the statement of claim and demand for arbitration unless good cause is shown establishing that the hearing cannot fairly and practically be so convened. The arbitrator will resolve any discovery disputes by such pre-hearing conferences as may be needed. AMBC, the Employees and Lau hereby agree and consent that the arbitrator and any counsel of record to the proceeding will have the power of subpoena process as provided by law.

15. Commitment. This Letter, while not a contract, nevertheless memorializes the negotiations and agreements of the Sellers', the Employees and AMBC as to all of the principal terms and conditions comprising the Definitive Agreements. Accordingly, no additional material term or condition shall be added to the definitive Agreements without the consent of all of the parties to this Letter. In addition, the provisions of the Sections 6, 7, 11 and 12 hereof shall constitute a binding agreement between the parties hereto. This Letter supersedes all prior negotiations, understandings and agreements, if any, whether written or oral, between the parties hereto with respect to the matters described herein.

If the foregoing correctly sets forth our understanding and agreement, please indicate your acceptance by signing the enclosed copy of this Letter in the space indicated below and return the same to the undersigned at your earliest convenience.

Very truly yours,

Buyers:

American Business Corporation

BY: /s/ Anthony R. Russo, President
---------------------------------------------
        Anthony R. Russo, President


 /s/ Kenneth E. Sidler
---------------------------------------------
     Kenneth E. Sidler


 /s/ Chris Messalas
---------------------------------------------
     Chris Messalas


 /s/ Ara Proudian
---------------------------------------------
     Ara Proudian

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AGREED TO AND ACCEPTED:

Sellers:

 /s/ Robert C. Lau
---------------------------------------------
     Robert C. Lau


 /s/ Patricia D. Lau
---------------------------------------------
     Patricia D. Lau


Clayton, Dunning & Company Inc.

By: /s/ Robert C. Lau
---------------------------------------------
        Robert C. Lau, Chairman and
        Chief Executive Officer

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